Exhibit 99.1

Axalta Coating Systems 2001 Market Street Philadelphia, PA 19103 USA	Contact Matthew Winokur D +1 215 255 7932 matthew.winokur@axaltacs.com axaltacoatingsystems.com

For Immediate Release

Axalta Coating Systems Completes Acquisition of Valspar’s North American Industrial Wood Coatings Business

Philadelphia, PA – June 1, 2017: Axalta Coating Systems (NYSE: AXTA), a leading global supplier of liquid and powder coatings, has completed its previously announced acquisition of The Valspar Corporation’s (NYSE: VAL) North American Industrial Wood Coatings business. Valspar divested the business in connection with the antitrust approval of its acquisition by The Sherwin-Williams Company.

The purchase price for the transaction is $420 million, subject to certain adjustments set forth in the Asset Purchase Agreement. The acquired business had net sales of approximately $225 million in 2016. Axalta expects the transaction to be accretive to earnings in the first full year, but less accretive to near-term results including the anticipated integration costs to be incurred largely in 2017.

The North American Industrial Wood Coatings business is one of the leading providers of coatings for OEMs and distributors engaged in industrial wood markets, including building products, cabinets, flooring and furniture, in North America. The strong brands of the business, which include Zenith®, UltraguardTM, LifeshieldTM and Color Choice®, will join Axalta’s portfolio of Performance Coatings products and services. A shared commitment to customer care, technical service and support, as well as a keen focus on innovation in advancing the technology of wood coatings will provide a strong platform for future growth in this important industrial coatings market. The business consists of manufacturing facilities and offices in High Point, North Carolina and Cornwall, Ontario, an R&D organization with locations in High Point and Minneapolis, Minnesota, and sales representatives located throughout the U.S. and Canada.

About Axalta Coating Systems

Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the approximately 13,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us @axalta on Twitter and on LinkedIn.

Cautionary Statement Concerning Forward-Looking Statements

This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including those relating to the expected benefits of Axalta’s acquisition of The Valspar Corporation’s North American Industrial Wood Coatings business. Forward-looking statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements may involve risks and uncertainties, including, but not limited to, Axalta’s ability to achieve the expected benefits of the acquisition. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

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